Exhibit 10.1

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT, dated February 12, 2007 (the “Agreement”), is by and between Mason Capital Management, LLC (along with and on behalf of its affiliates and advisory clients listed on Schedule I hereto, the “Seller”) and Internet Capital Group, Inc., a Delaware corporation (the “Purchaser”). The Seller and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Background

A. As of the date hereof, the Seller currently holds Purchaser’s 5% Senior Convertible Notes due 2009 (the “Senior Convertible Notes”) in the principal amount of $22,590,013.

B. The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Purchaser’s Senior Convertible Notes held by Seller on the terms and conditions contained herein.

Terms

In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE; PURCHASE PRICE; CLOSING

1.1. Purchased Notes. Subject to the terms and conditions hereof, the Seller shall transfer and sell to the Purchaser, and the Purchaser shall purchase from the Seller, twenty-two million five hundred ninety thousand and thirteen million dollars ($22,590,013) aggregate principal amount of the Senior Convertible Notes plus all accrued and unpaid interest thereon (the “Purchased Notes”) for an aggregate purchase price equal to the sum of (i) thirty-one million five hundred and thirteen and sixty-eight dollars and fourteen cents ($31,513,068.14) and (ii) all accrued and unpaid interest on the Purchased Notes through the Closing Date (the “Purchase Price”).

1.2. Closing. The purchase and sale of the Purchased Notes shall take place immediately following satisfaction of all the conditions to closing set forth in Article IV (the “Closing” and the date of the Closing, the “Closing Date”).

1.3. Purchase Price. At the Closing, the Seller shall deliver to the Purchaser the Purchased Notes, along with duly executed note powers, against delivery by the Purchaser of the Purchase Price. The cash amount due at Closing shall be paid by wire transfer of immediately available funds to the account or accounts designated by the Seller on Schedule I attached hereto.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

2.1. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

(a) The Seller has full corporate, partnership, limited liability company or similar power and authority, as the case may be, to make, execute, deliver and perform this Agreement and to carry out all of the transactions provided for herein.

(b) The Seller has taken such action as is necessary or appropriate to enable it to perform its obligations hereunder, including, but not limited to, the sale and transfer of the Seller’s Purchased Notes, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, except as such enforceability may be limited by (i) general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) principles of public policy.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate (i) the organizational documents of Seller or (ii) any applicable laws or orders, regulations, rules or requirements of a court, public body or authority by which Seller is bound, except in the case of clause (ii), for such violations which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Seller to perform its obligations hereunder.

(d) Seller is the sole beneficial owner of the Purchased Notes to be sold by Seller to the Purchaser pursuant to this Agreement, free and clear of any and all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatever nature, and the Purchased Notes represent all of the Seller’s beneficial ownership, in any manner, directly or indirectly, of the Purchaser’s Senior Convertible Notes.

(e) Seller has the full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for the consent of any other person or entity other than those consents which have been obtained, except for such consents, the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have, a material adverse effect on the ability of Seller to perform its obligations hereunder.

(f) Upon delivery to the Purchaser at the Closing of Seller’s Purchased Notes in accordance with the terms hereof, the Purchaser will acquire good and valid title to such note, free and clear of any and all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances, other than such liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances that arise from acts of the Purchaser.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

3.1. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:

(a) The Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware.

(b) The Purchaser has corporate power and corporate authority to make, execute, deliver and perform this Agreement and to carry out all of the transactions provided for herein.

(c) The Purchaser has taken such action as is necessary or appropriate to enable it to perform its obligations hereunder, including, but not limited to, the purchase of the Purchased Notes from the Seller, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, except as such enforceability may be limited by (i) general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) principles of public policy.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate the Purchaser’s organizational documents or any applicable laws or orders, regulations, rules or requirements of a court, public body or authority (including federal and state securities laws and regulations and the rules and regulations of the Nasdaq National Market) by which the Purchaser is bound.

(e) The Purchaser has the full legal right, power and authority to enter into this Agreement and to perform the Purchaser’s obligations hereunder, without the need to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for the Purchaser to execute, deliver or perform any of its obligations under or contemplated by this Agreement, except any such any such consents, authorizations, orders, filing or registrations which have already been obtained or made.

ARTICLE IV.

CONDITIONS TO CLOSING

4.1. Conditions to the Seller’s Obligations. The obligations of the Seller hereunder are subject to the satisfaction on or prior to the Closing of the following conditions:

(a) The Purchaser shall have delivered the Purchase Price to the Seller pursuant to Section 1.3 hereof.

(b) The representations and warranties of the Purchaser set forth in Article III shall be true and correct in all respects at and as of the Closing Date as though then made, and all covenants of the Purchaser required to be performed at or prior to the Closing shall have been performed in all respects.

(c) No preliminary or permanent injunction or order, decree or ruling of any nature issued by any court or governmental agency of competent jurisdiction, nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal, state or local governmental authority, shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

4.2. Conditions to the Purchaser’s Obligations. The obligations of the Purchaser hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) The Seller shall have delivered the Purchased Notes along with duly executed note powers to the Purchaser pursuant to Section 1.3 hereof.

(b) All other holders of Purchaser’s Senior Convertible Notes shall have agreed to sell all Senior Convertible Notes held by them to Purchaser and shall have delivered to Purchaser all such notes along with duly executed note powers, and such notes, along with the Purchased Notes, shall represent all of Purchaser’s outstanding Senior Convertible Notes.

(c) The representations and warranties of the Seller set forth in Article II shall be true and correct in all respects on and as of the Closing Date as though then made.

(d) No preliminary or permanent injunction or order, decree or ruling of any nature issued by any court or governmental agency of competent jurisdiction, nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal, state or local governmental authority, shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE V.

MISCELLANEOUS

5.1. Non-Solicitation. Seller agrees that until the expiration of eighteen (18) months from the date of this Agreement, Seller shall not, directly or indirectly, or directly or indirectly through any affiliate of Seller that is controlled by Seller or under common control with Seller, without the prior written approval of a majority of the members of the board of directors of Purchaser (the “Board”), make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Securities Exchange Act of 1941, as amended (the “Exchange Act”)) to vote or consent, or seek or advise or influence any person with respect to the voting of, or granting of a consent with respect to, any voting securities of Purchaser, or seek to influence or control the management, Board or policies of Purchaser.

5.2. Disclosure of Transactions and Other Material Information. On or before 5:30 p.m., New York Time, on February 14, 2007, the Company shall file a Current Report on Form 8-K describing the terms of the transaction contemplated by this Agreement in the form required by the Securities Exchange Act of 1934. As of the date of the filing of the Form 8-K with the Securities and Exchange Commission, Seller shall not be in possession of any material, nonpublic information received from the Company, any of its wholly owned subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the Form 8-K.

5.3. Release. Effective upon the Closing, Seller, for itself and anyone claiming through Seller, irrevocably, unconditionally, fully and forever releases and discharges Purchaser and its affiliates from any and all claims, causes of action, indebtedness, liabilities and/or obligations of any kind whatsoever in law or in equity, whether known or unknown, existing or contingent, arising out of or related to the Senior Convertible Notes and the governing instruments related thereto which Seller and its respective affiliates, successors and assigns had, now has, can or may have against Purchaser and its affiliates, arising contemporaneously with or prior to the Closing Date.

5.4. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by United States mail, certified or registered with return receipt requested, or by nationally recognized overnight courier services, or otherwise actually delivered:

(a)	if to the Purchaser, to:

Internet Capital Group, Inc.

690 Lee Road, Suite 310

Wayne, Pennsylvania 19087

Telephone:    (610) 727-6900

Facsimile:     (610) 727-6901

Attention:        General Counsel and

                        Vice President, Treasury and Tax

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Telephone:    (215) 994-4000

Facsimile:     (215) 994-2222

Attention:      Henry N. Nassau, Esq.

(b)	if to the Seller, to:

Mason Capital Management, LLC

110 East 59th Street, 30th Floor

New York, NY 10022

Telephone:    (212) 771-1202

Facsimile:     (212) 644-4264

Attention:      Stewart E. Tabin

or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered to the recipient or to the recipient’s address.

5.5. Governing Law; Limitation on Scope of Agreement. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of New York. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.

5.6. Amendments. This Agreement may be changed, waived or terminated only with the written consent of the parties hereto.

5.7. Survival of Representations and Warranties; Remedies. All representations and warranties contained herein and in any certificate, documentation or agreement delivered pursuant hereto shall survive the execution and delivery of this Agreement, any investigation at any time made thereof, the sale of the Purchased Notes and payment therefor as provided for in this Agreement. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement and that Purchaser will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and Seller further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy will not be deemed to be the exclusive remedy for breach of this agreement but will be in addition to all other remedies available at law or equity to Purchaser.

5.8. Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, including without limitation any subsequent holders of the Purchased Notes or securities issued upon conversion or exercise thereof and all such persons and entities shall be deemed to be the Purchaser hereunder.

5.9. Entire Agreement. This Agreement, any attached exhibits and schedules and the other agreements, documents and instruments contemplated hereby contain the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof unless expressly referred to herein.

5.10. Counterparts. This Agreement may be executed in one or more counterparts by facsimile signature, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one Agreement.

5.11. Indemnification.

(a) In consideration of Seller’s execution and delivery of this Agreement and the sale by Seller of the Purchased Notes and in addition to all of the Purchaser’s other obligations under this Agreement and elsewhere, Purchaser shall defend, protect, indemnify and hold harmless Seller and all of their respective stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Seller Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages (other than consequential damages), and reasonable expenses in connection therewith (irrespective of whether any Seller Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Seller Indemnified Liabilities”), incurred by any Seller Indemnitee as a result of, or arising out of, or relating to (i) any breach of any representation or warranty made by Purchaser in this Agreement or (ii) any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement. To the extent that the foregoing undertaking by Purchaser may be unenforceable for any reason, Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Seller Indemnified Liabilities which is permissible under applicable law.

(b) In consideration of the Purchaser’s execution and delivery of this Agreement and the purchase by the Purchaser of the Purchased Notes and in addition to all of Seller’s other obligations under this Agreement and elsewhere, Seller shall defend, protect, indemnify and hold harmless the Purchaser and all of the Purchaser’s officers, directors, agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages (other than consequential damages), and reasonable expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (i) any breach of any representation or warranty made by Seller in this Agreement or (ii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement. To the extent that the foregoing undertaking by Seller may be unenforceable for any reason, Seller shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law.

(c) Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 5.11 shall be the same as those set forth in Section 6 of the Registration Rights Agreement (as such term is defined in the Securities Purchase Agreement).

5.12. Legal Fees and Expenses. Each Party to this Agreement shall bear its own expenses in connection with the sale of the Purchased Notes contemplated by this Agreement.

5.13. Public Disclosure. The Seller shall not issue any press releases or any other public statements with respect to the transactions contemplated hereby, other than the filing as set forth in Section 5.2.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Note Purchase Agreement the day and year first above written.

PURCHASER:

INTERNET CAPITAL GROUP, INC.

By:	/s/ Suzanne Niemeyer
Name:	Suzanne Niemeyer
Title:	General Counsel

SELLER:

MASON CAPITAL MANAGEMENT, LLC

By:	/s/ Michael Martino
Name:	Michael Martino
Title:	Managing Member